Exhibit 9(ii) under Form N-1A
                                              Exhibit 10 under Item 601/Reg. S-K


                                  MUTUAL FUNDS
                                SERVICE AGREEMENT

      This Agreement is entered into between Federated Services Company ("Fund Agent"), and Edgewood Services, Inc. ("Edgewood"), with respect to those investment companies listed in Exhibit A hereto (referred to individually as the "Fund" and collectively as the "Funds") for whose shares of beneficial interest or capital stock ("Shares") the Fund Agent serves as Distributor.

A.  Edgewood.


1.  Status of Edgewood as Registered Broker-Dealer.

Edgewood represents and warrants to Fund Agent:

      (a) Edgewood shall comply, and ensure that its customers ("Customer(s)") comply, with all applicable laws, rules and regulations, including the regulations promulgated by self-regulatory organizations such as the National Association of Securities Dealers, Inc. (the "NASD"), if applicable. Edgewood represents and warrants that it has full power and authority under applicable laws and has taken all actions and received all requisite authorizations from third parties to enter into and perform this Agreement;

     (b) that it is a broker or dealer as defined in Section 3(a)(4) or 3(a)(5) of the Securities Exchange Act of 1934 ("Exchange Act"); that it is registered with the Securities and Exchange Commission pursuant to
          Section 15 of the Exchange Act; that it is a member of the NASD; that its customers' accounts are insured by the Securities Investors Protection Corporation ("SIPC"); and that, during the term of this Agreement, it will abide by all of the rules and regulations of the NASD including, without limitation, the NASD Rules of Fair Practice. Edgewood agrees to notify Fund Agent immediately in the event of (1) the termination of its coverage by the SIPC; (2) its expulsion or suspension from the NASD, or (3) its being found to have violated any applicable federal or state law, rule or regulation arising out of its activities as a broker-dealer or in connection with this Agreement, or which may otherwise affect in any material way its ability to act in accordance with the terms of this Agreement. Edgewood's expulsion or suspension from the NASD will automatically terminate this Agreement immediately without notice; or

      (c) that Edgewood is registered with the appropriate securities authorities in all states in which its activities make such registration necessary.

     (d) Edgewood is not required to be a registered transfer agent and will not be required to be so registered in order to perform this Agreement;

      (e) the arrangements for which provision is made in this Agreement will be disclosed to Edgewood's Customers;


2.  Edgewood Acts as Agent for its Customers.

(a) The parties agree that in each transaction in the Shares of any Fund pursuant to this Agreement: (i) Edgewood is acting as agent for its Customers; (ii) each transaction is initiated solely upon the order of the Customers; (iii) as between Edgewood and Customers, Customers will have record ownership of all Shares of the Funds; (iv) each transaction shall be for the account of Customers and not for Edgewood's account; and (v) each transaction shall be without recourse to Edgewood provided that Edgewood acts in accordance with the terms of this Agreement. Edgewood shall not have any authority in any transaction to act as Fund Agent's agent or as agent for the Funds.

(b) No person is authorized to make any representation concerning the Funds except those contained in the relevant prospectus and related statement of additional information and in such printed information as Fund Agent or its affiliates may subsequently prepare or as shall be approved by Fund Agent in writing prior to its use. No person is authorized to distribute any sales literature or advertisements as those terms are defined under Section 2210 of the Conduct Rules of the NASD relating to the Funds without Fund Agent's prior written approval.

B.  Sales of Fund Shares.


3. Execution and Settlement of Orders for Purchase and Redemption of Shares.

(a) All orders for the purchase and redemption of any Shares ("Instructions") shall be executed (primarily via Fund/SERV) at the then-current public offering price per share (i.e., the net asset value per share ("NAV") plus the applicable initial sales load, if any) in each case as described in the prospectus of the Fund. Any applicable redemption fee or deferred sales charge will be deducted by the Fund prior to the transmission of the redemption proceeds to Edgewood or Customers. Fund Agent and the Funds reserve the right to reject any purchase request in their sole discretion. Each transaction shall be confirmed on a fully disclosed basis and, if confirmed by Fund Agent , a copy of each confirmation shall be sent simultaneously to Edgewood if Edgewood so requests.

(b) The procedures relating to all orders will be subject to the terms of the prospectus of each Fund and Fund Agent's written instructions to Edgewood from time to time.

(c) On any Business Day, Instructions for purchases of Shares received in proper form by Customer prior to 4:00 p.m. Eastern Time ("Close of Trading"), and with respect to which Edgewood transmits orders to Fund Agent via Fund/SERV, shall be deemed to have occurred, and shall be credited to the respective Account, at the per share NAV next calculated after the Close of Trading on that Business Day. Edgewood shall in no event transmit orders based on Instructions received after the Close of Trading on any Business Day for that Business Day's NAV.

    Instructions received in proper form by Edgewood after the Close of Trading on any Business Day shall be treated as if received on the next following Business Day, and orders based upon such Instructions shall be processed at the NAV next calculated after that following Business Day's Close of Trading. Edgewood warrants that all orders that Edgewood transmits to the Funds for processing as of a particular Business Day will relate only to Instructions received by Edgewood prior to the Close of Trading on that Business Day.

(d) Orders placed by Edgewood for the purchase, redemption or exchange of Shares will be accepted only at the NAV of the Funds next calculated after receipt of Instructions by Edgewood, as set forth in the then-current prospectuses of the Funds. Edgewood shall process all Instructions in accordance with the procedures set forth in each Fund's then current prospectus and statement of additional information.

(e) On any Business Day, orders placed by Edgewood for the purchase, redemption or exchange of Shares will not be accepted at an NAV calculated prior to the Close of Trading on that Business Day (an "As Of Trade"), without the prior approval of Fund Agent. For purposes of this Agreement, those orders placed by Edgewood up to the latest time accepted by Fund/SERV on a given Business Day shall not be considered an As Of Trade. An As Of Trade may be sought no later than the second Business Day following a given Business Day. Fund Agent shall have complete and sole discretion as to whether or not to accept an As Of Trade. When an As Of Trade is sought by Customer, Edgewood shall contact Fund Agent prior to the Close of Trading on that Business Day, to give Fund Agent estimates of purchase and redemption totals for that period. Such estimates shall be confirmed no later than 8:30 a.m. Eastern Time on the Business Day following the day the As Of Trade is sought.

(f) Edgewood may cancel or correct any previously placed orders without the prior approval of Fund Agent: provided however that Edgewood shall fund any resulting dilution if notified of such dilution by Fund Agent.

(g) In the event of overpayment to a Customer's account upon redemption for any reason, Edgewood shall use its best efforts to collect such overpayment. If, after such efforts, Edgewood is not able to recover all of such overpayment, Edgewood shall cooperate with the attempts of Fund Agent or the Fund to recover any portion of the overpayment, including providing Fund Agent or a Fund with information reasonable available to Edgewood as to the identity of a Shareholder from whom such remainder has not been recovered.

(h) Edgewood shall, in satisfaction of a purchase order placed via Fund/SERV on behalf of a Customer, forward or cause to be forwarded such payment to Fund Agent no later than the Business Day next following the date to which the order applies using the ordinary settlement methods of the National Securities Clearing Corporation (the "NSCC").

(i) Edgewood shall, upon receipt of the monies paid to it by Customer for the redemption of Shares, pay such monies to the appropriate NSCC settlement account. Edgewood shall not process or effect any redemptions with respect to Shares of a certain Fund after receipt by Edgewood of notification of the suspension of the determination of the NAV of such Fund.

(j) Payments for Shares shall be made as specified in the applicable Fund prospectus. If payment for any purchase order is not received in accordance with the terms of the applicable Fund prospectus, Fund Agent reserves the right, without notice, to cancel the sale and to hold Edgewood responsible for any loss sustained as a result thereof.

(k) Each Fund shall have full authority to take such action as it deems advisable in respect of all matters pertaining to the continuous offering of Shares, including the right, in its discretion, to reject any specific purchase order for Shares, to suspend the settlement of redemptions in accordance with the Investment Company Act of 1940, as amended, and without notice, to suspend sales or withdraw the offering of Shares of any and all classes entirely.

C.  Services and Payments


4.  Services Provided by Edgewood.

(a) Edgewood shall provide an automated interface between Customers and the Funds in order to provide certain services, including, but not limited to:
    (i) delivery of transactions to and from Customer sub-accounting systems;
    (ii) electronic purchase and redemption confirmations directly to Customer;
    (iii) the consolidated net settlement of Customer purchases, redemptions and dividend disbursements; (iv) information detailing all Customer transactions and account activity ; or (v) the electronic delivery of dividend factors, dividend notices and audited NAVs for the Funds.

(b) Edgewood shall provide or cause to be provided certain services, including, but not limited to:

      (i) maintaining a record of the number of Shares held in the accounts on behalf of each Customer or each individual having a beneficial interest in the Shares (the "Shareholder(s)"), which shall include the name, residence or company address and taxpayer identification number of each Customer or Shareholder;

      (ii) investigating all inquiries from Customers or Shareholders relating to their accounts and account transactions and responding to communications from Customers (including routine client inquiries regarding the Funds), Shareholders and others relating to Edgewood's duties hereunder and such other correspondence as may from time to time be mutually agreed upon between Edgewood and Fund Agent; and

      (iii) such other services as Fund Agent may reasonably request.

(c) Edgewood shall cause Customers to ensure that Shareholders whose Shares Customers are holding as record owner receive prospectuses to the extent required by law and statements of additional information upon their request. Edgewood agrees to cause Customers to effect delivery, as soon as reasonably practicable upon Fund Agent's request, copies of any amended prospectus or prospectus supplement to beneficial owners whose Shares Customers are holding as record owner and to cause Customers to effect delivery to such beneficial owners copies of the periodic financial reports and proxy solicitation materials of the Funds. Fund Agent agrees to deliver to Customers as many copies of the prospectuses and related statements of additional information, periodic financial reports and proxy solicitation materials as Customers may reasonably request in order to comply with this paragraph.

(d) Edgewood will (i) maintain all records required by law (including records detailing the services it provides in return for the fees to which it is entitled under this Agreement) and, upon request by the Fund or Fund Agent, promptly make such records available to the Funds or Fund Agent, as the case may be, as the Funds or Fund Agent may reasonably request in connection with its operations; and (ii) promptly notify the Funds and Fund Agent if Edgewood experiences any difficulty in maintaining the records described in the foregoing clauses in an accurate and complete manner. Edgewood and its employees will, upon request, be available during normal business hours to consult with Fund Agent, the Funds or their designees concerning its performance of this Agreement. Edgewood will additionally provide such office space and equipment, telephone facilities and personnel (which may be any part of the space, equipment and facilities currently used in its business, or any personnel employed by it) as may be reasonably necessary or beneficial in order to effectuate Edgewood's performance of this Agreement.


5.  Payments to Edgewood.

      During the term of this Agreement, Fund Agent, or its affiliates will make payments to Edgewood as set forth in Exhibit A to this Agreement as compensation for services described in Paragraph 4 above. If at any time during the term of this Agreement, Fund Agent makes payments to any other financial intermediary or servicing agent providing services similar to those being provided by Edgewood hereunder, in an amount greater than those paid to Edgewood pursuant to Exhibit A, Fund Agent agrees that Edgewood shall be entitled to such higher payment and that Fund Agent's payments to Edgewood will be immediately adjusted to reflect the same.

D.  Miscellaneous.

6. Fund/SERV; NETWORKING, Matrix Level II.

(a) The parties to the Agreement shall be bound by the terms of the Fund/SERV; NETWORKING Agreements filed by each with the NSCC. Without limiting the generality of the following provisions of this section, the parties shall each perform any and all duties, functions, procedures and responsibilities assigned to it and as otherwise established by the NSCC applicable to Fund/SERV and NETWORKING Matrix Level II, or to any other mutually agreeable Matrix Level utilized in the future.

(b) For each Account opened or maintained with a Fund by Edgewood on behalf of Customers, Fund Agent or its agent shall accept, and effect changes in its records upon receipt of instructions, communications and actions from Edgewood electronically through NETWORKING without supporting documentation from Customers. Fund Agent or its agent shall be responsible for processing any such instructions, communications or actions from Edgewood and for executing Edgewood's instructions in a timely manner.

(c) Any information transmitted through NETWORKING by any party to the other through NETWORKING and pursuant to this Agreement shall be accurate, complete, and in the format prescribed by the NSCC. Each party shall adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through NETWORKING and to limit the access to, and the inputting of date into, NETWORKING to persons specifically authorized by such party.

(d) For each Customer account, Edgewood shall provide the Funds and Fund Agent with all information necessary or appropriate to establish and maintain each account (and any subsequent changes to such information), which Edgewood hereby certifies, to the best of its knowledge , is and shall remain true and correct. Edgewood shall comply in all respects with any and all applicable obligations relating to withholding pursuant to the Internal Revenue Code of 1986, as amended ("Code"), and promptly shall advise the Funds or Fund Agent of any matter that may affect the responsibilities of the Funds or Fund Agent to Customers or Shareholders pursuant to the Code. Edgewood shall maintain adequate documentation to verify the relevant information regarding each account.

(e) All information that is received by Edgewood from the Funds or Fund Agent for inclusion in tax statements relating to an account shall be reported to the Customer accurately, completely and in a timely manner by Edgewood.

(f) The official records of each account shall be as determined by Fund Agent or its agent. Edgewood and Fund Agent shall reconcile any differences between their records. Edgewood and Fund Agent shall each designate liaison personnel to communicate, control and execute any required corrections or reconciliations with respect to any account. In the event of any discrepancy between the records of Edgewood and Fund Agent regarding an account, the records of Fund Agent shall control pending resolution of the discrepancy.

7.    Dividends.

(a) Upon declaration of each dividend and each capital gain distribution by the Funds' Boards of Trustees/Directors with respect to Shares, the Funds shall furnish or Fund Agent shall furnish or cause the Funds to furnish to Edgewood information setting forth the date of the declaration of such dividend or distribution, the ex-dividend date, the date of payment thereof, the record date as of which shareholders entitled to payment shall be determined, the amount payable per share to the shareholders of record as of that date, the total amount payable to Edgewood (as agent) on the payment date, and whether such dividend or distribution is to be paid in Shares at NAV or in cash. On or before the payment date specified in such resolution of the Funds' Board of Trustees/Directors, the Funds will pay to Edgewood sufficient cash to make payment to the Customers of dividends or, if applicable other distributions payable in cash.

     (b) In the event any overpayment of dividends is made to Edgewood by Fund Agent, Edgewood shall use all commercially reasonable efforts to promptly repay such overpayment to Fund Agent after Edgewood receives notice of such overpayment. If any overpayment is not timely repaid to Fund Agent, Edgewood authorizes Fund Agent, the Funds, or any of their affiliates, to offset any such overpayment against any funds otherwise payable to Edgewood for Edgewood's own account by Fund Agent, the Funds or their affiliates, including, without limitation, service fees; provided, however, that an overpayment to Edgewood shall not be subject to such offset if the overpayment was the result of an error or other negligent act or omission on the part of the Funds or Fund Agent; and provided further, that Edgewood shall not be required to repay, out of its own funds, an overpayment forwarded to a Shareholder that is a client of Edgewood and Edgewood shall instead provide Fund Agent with the name and address of such client, if (i) the overpayment to Edgewood is not the result of an error or other negligent act or omission on the part of Edgewood, and (ii) such client is no longer a Shareholder of any Fund.

(c) Edgewood shall provide to Customers automated dividends and dividend options, which shall be included in the net settlement proceeds.


8.  Fiduciary Status.

      Edgewood will not perform or provide any duties which would cause it to be a fiduciary under Section 4975 of the Internal Revenue Code, as amended. For purposes of that Section, Edgewood understands that any person who exercises any discretionary authority or discretionary control with respect to any individual retirement account or its assets, or who renders investment advice for a fee, or has any authority or responsibility to do so, or has any discretionary authority or discretionary responsibility in the administration of such an account, is a fiduciary.


9.  Indemnification.

(a) Edgewood shall indemnify and hold harmless Fund Agent, each Fund, the transfer agents of the Funds, and their respective subsidiaries, affiliates, officers, directors, agents and employees from all direct or indirect liabilities, losses or costs (including attorneys fees) arising from, related to or otherwise connected with: (i) any breach by Edgewood of any provision of this Agreement; or (ii) any actions or omissions of Fund Agent, any Fund, the transfer agents of the Funds, and their subsidiaries, affiliates, officers, directors, agents and employees in reliance upon any oral, written or computer or electronically transmitted instructions believed to be genuine and to have been given by or on behalf of Edgewood.

(b) Fund Agent shall indemnify and hold harmless Edgewood and its subsidiaries, affiliates, officers, directors, agents and employees from and against any and all direct or indirect liabilities, losses or costs (including attorneys fees) arising from, related to or otherwise connected with: (i) any breach by Fund Agent of any provision of this Agreement; or (ii) any alleged untrue statement of a material fact contained in any Fund's Registration Statement or Prospectus, or as a result of or based upon any alleged omission to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

(c) The agreement of the parties in this Paragraph to indemnify each other is conditioned upon the party entitled to indemnification ("Indemnified Party") giving notice to the party required to provide indemnification ("Indemnifying Party") promptly after the summons or other first legal process for any claim as to which indemnity may be sought is served on the Indemnified Party. The Indemnified Party shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting from it, provided that counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be approved by the Indemnified Party (which approval shall not unreasonably be withheld), and that the Indemnified Party may participate in such defense at its expense. The failure of the Indemnified Party to give notice as provided in this subparagraph (c) shall not relieve the Indemnifying Party from any liability other than its indemnity obligation under this Paragraph. No Indemnifying Party, in the defense of any such claim or litigation, shall, without the consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect to such claim or litigation.

(d) The provisions of this Paragraph 9 shall survive the termination of this Agreement.


10. Customers' Names Proprietary to Edgewood.

(a) The names of Customers that have not purchased Shares of the Funds are and shall remain Edgewood's sole property and shall not be used by Fund Agent, or its affiliates for any purpose except the performance of its respective duties and responsibilities under this Agreement and except for servicing and informational mailings relating to the Funds. Notwithstanding the foregoing, once a Customer has purchased Shares of the Funds, Edgewood shall make available to Fund Agent, upon request, the names of such Customers.

(b) Neither party shall use the name of the other party in any manner without the other party's written consent, except as required by any applicable federal or state law, rule or regulation, and except pursuant to any mutually agreed upon promotional programs.

(c) The provisions of this Paragraph 10 shall survive the termination of this Agreement.


11. Solicitation of Proxies.

      Edgewood agrees not to solicit or cause to be solicited directly, or indirectly, at any time in the future, any proxies from the shareholders of any or all of the Funds in opposition to proxies solicited by management of the Fund or Funds, unless a court of competent jurisdiction shall have determined that the conduct of a majority of the Board of Directors or Trustees of the Fund or Funds constitutes willful misfeasance, bad faith, gross negligence or reckless disregard of their duties. This Paragraph 11 will survive the termination of this Agreement.


12. Certification of Customers' Taxpayer Identification Numbers.

      Edgewood agrees to obtain any taxpayer identification number certification from its Customers required under Section 3406 of the Internal Revenue Code, and any applicable Treasury regulations, and to provide Fund Agent, or its respective designee with timely written notice of any failure to obtain such taxpayer identification number certification in order to enable the implementation of any required backup withholding.


13. Notices.

      Except as otherwise specifically provided in this Agreement, all notices required or permitted to be given pursuant to this Agreement shall be given in writing and delivered by personal delivery or by postage prepaid, registered or certified United States first class mail, return receipt requested, overnight courier services, or by facsimile or similar electronic means of delivery (with a confirming copy by mail as provided herein). Unless otherwise notified in writing, all notices to shall be given or sent to Fund Agent or to Edgewood at the address set forth beneath their respective signatures below.


14. Termination and Amendment.

(a) This Agreement shall become effective in this form as of the date set forth below or as of the first date thereafter upon which Edgewood executes any transaction, performs any service, or receives any payment pursuant hereto. This Agreement supersedes any prior sales, distribution, shareholder service, or administrative service agreements between the parties.

(b) With respect to each Fund, this Agreement shall continue in effect for one year from the date of its execution, and thereafter for successive periods of one year. This Agreement, and any subsequent extension of this Agreement, may be terminated by either party upon sixty (60) days' prior written notice to the other party, or upon such shorter notice as is required by law, order, or instruction from a court of competent jurisdiction, regulatory body, or self regulatory organization with jurisdiction over the terminating party.

(c) This Agreement, including Exhibit A, may be amended by Fund Agent from time to time by the following procedure: Fund Agent will mail a copy of the amendment to Edgewood's address. If Edgewood does not object to the amendment within thirty (30) days after its receipt, the amendment will become part of the Agreement. Edgewood's objection must be in writing and be received by Fund Agent within such thirty days.

(d) Notwithstanding subparagraph 14(b) and in addition to subparagraph 1(b), this Agreement may be terminated automatically in the event of the Agreement's assignment as defined in the Investment Company Act of 1940, upon the termination of the "Distributor's Contract" or "Advisor's Contract" (if applicable) between the Fund and Fund Agent, or upon the termination of the Distribution Plan to which this Agreement is related.

(e) The termination of this Agreement with respect to any one Fund will not cause the Agreement's termination with respect to any other Fund.


15. Governing Law.

      This Agreement shall be construed in accordance with the laws of the Commonwealth of Pennsylvania.

16.   Severability.

      If any provision on this agreement is held to be invalid illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

FEDERATED SERVICES COMPANY          EDGEWOOD SERVICES, INC.


By:  /s/ Thomas J. Ward             By:  /s/ Thomas P. Sholes
Name:  Thomas J. Ward               Name: Thomas P. Sholes
Title:  Sr. Vice President          Title:  Vice President and Director
Date:  February 6, 1998             Date:   January 26, 1998

Address:                            Address:
Federated Services Company          Edgewood Services, Inc.
Federated Investors Tower           Clearing Operations
1001 Liberty Avenue                 Federated Investors Tower
Pittsburgh, PA 15222-3779           1001 Liberty Avenue
                                    Pittsburgh, PA 15222-3779

                                    EXHIBIT A

                            Payment of Fees Pursuant
                      to the Mutual Funds Service Agreement
                                     Dated:


    As compensation for the services rendered by Edgewood under the attached Agreement, Fund Agent shall pay to Edgewood a fee as set forth below of the total assets held by Edgewood Customers in each Fund listed on Exhibit A, calculated daily and paid monthly. Fund Agent will calculate the fee at the end of each month and will make such reimbursement to Edgewood. Fund Agent will send Edgewood a reimbursement check in the amount calculated and shall provide a statement showing the calculation of the monthly amounts payable by Fund Agent and other supporting documentation as may be reasonably requested by Edgewood.



Star Funds                                                          Fee
Star Capital Appreciation Fund                                     .25%
Star Growth Equity Fund Investment Shares                          .25%
Star Growth Equity Fund Trust Shares                               .25%
Star International Equity Fund                                     .25%
Star Market Capitalization Fund                                    .25%
Star Relative Value Fund Investment Shares                         .25%
Star Relative Value Fund Trust Shares                              .25%
Star Strategic Income Fund                                         .25%
Star Treasury Fund Investment Shares                               .25%
Star Treasury Fund Trust Shares                                    .25%
Star U.S. Government Income Fund                                   .25%
The Stellar Insured Tax-Free Bond Fund                             .25%
The Stellar Fund Investment Shares                                 .25%
The Stellar Fund Trust Shares                                      .25%